================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      BERINGER WINE ESTATES HOLDINGS, INC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                     [LOGO OF BERINGER WINE APPEARS HERE]

                     BERINGER WINE ESTATES HOLDINGS, INC.
                               1000 PRATT AVENUE
                             ST. HELENA, CA 94947

                          ---------------------------

                           NOTICE OF ANNUAL MEETING

                          ---------------------------

Dear Beringer Wine Estates Holdings, Inc. Shareholders:

  On Thursday, November 5, 1998, Beringer Wine Estates Holdings, Inc. will hold its Annual Meeting of Shareholders at Beringer Vineyards, 2000 Main Street, St. Helena, California. The meeting will begin at 10:30 a.m.

  Only shareholders that own stock at the close of business on September 8, 1998 can vote at this meeting. At the meeting we will:

    1. Elect a Board of Directors;

    2. Approve the appointment of our independent auditors for fiscal year
       1999;

    3. Approve the proposed 1998 Incentive Stock Plan; and any other matter properly brought before the meeting.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

  Walter T. Klenz, our Chairman and Chief Executive Officer, will also report on our fiscal year 1998 business results and other matters of interest to shareholders at the meeting.

                                       By Order of the Board of Directors,

                                       /s/ DOUGLAS W. ROBERTS
                                       -----------------------------------
                                       Douglas W. Roberts
                                       Vice President, General Counsel and
                                       Secretary

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Questions and Answers.....................................................    3
Proposals You May Vote On.................................................    5
Nominees for the Board of Directors.......................................    7
Statement on Corporate Governance.........................................    9
Board Committee Membership Roster.........................................   10
Directors' Compensation...................................................   10
Stock Ownership Guidelines................................................   10
Directors' and Officers' Ownership of Beringer Wine Estates Holdings, Inc.
 Stock....................................................................   11
Executive Compensation: Report of the Compensation Committee..............   11
Summary Compensation Table................................................   14
Option Grants in Fiscal 1998 Table........................................   15
Aggregate Option Exercises and Year-End Values Table......................   16
Stock Performance Graph...................................................   17
Directors' and Officers' Indemnification..................................   17
Section 16(a) Beneficial Ownership Reporting Compliance...................   18
Exhibit A 1998 Incentive Stock Plan.......................................   19

                             QUESTIONS AND ANSWERS

-------------------------------------------------------------------------------

1. Q: WHO IS SOLICITING MY VOTE?

   A: This proxy solicitation is being made and paid for by Beringer Wine
      Estates.

-------------------------------------------------------------------------------

2. Q: WHEN WAS THIS PROXY STATEMENT MAILED TO SHAREHOLDERS?

   A: This proxy statement was first mailed to shareholders on or about
      September 25, 1998.

-------------------------------------------------------------------------------

3. Q: WHAT MAY I VOTE ON?

   A: (1)The election of nominees to serve on our Board of Directors; AND
      (2)The approval of the appointment of our independent auditors for fiscal year 1999; AND
      (3)The approval of the Beringer Wine Estates 1998 Incentive Stock Plan.

-------------------------------------------------------------------------------

4. Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

   A: The Board recommends a vote FOR each of the nominees. The Board recommends a vote FOR the appointment of PricewaterhouseCoopers LLP as independent accountants for fiscal 1999. The Board also recommends a vote FOR the 1998 Incentive Stock Plan.

-------------------------------------------------------------------------------

5. Q: WHO IS ENTITLED TO VOTE?

   A: Shareholders as of the close of business on September 8, 1998 (the
      Record Date) are entitled to vote at the Annual Meeting.

-------------------------------------------------------------------------------

6. Q: HOW DO I VOTE?

   A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the three proposals. You have the right to revoke your proxy at any time before the meeting by:

      (1)notifying the Corporate Secretary, Douglas W. Roberts, at the address shown above;
      (2)voting in person; OR
      (3)returning a later-dated proxy card.

-------------------------------------------------------------------------------

7. Q: WHO WILL COUNT THE VOTE?

   A: Representatives of our transfer agent, Boston EquiServe, will count the votes and act as the inspector of election.

-------------------------------------------------------------------------------

8. Q: IS MY VOTE CONFIDENTIAL?

   A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Boston EquiServe, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit Boston EquiServe to tabulate and certify the vote; and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.

-------------------------------------------------------------------------------

9. Q: HOW MANY SHARES CAN VOTE?

   A: As of June 30, 1998, 1,374,764 shares of Class A Common Stock and
      18,039,913 shares of Class B Common Stock were issued and outstanding. Every shareholder of Class A Common Stock is entitled to twenty (20) votes for each share held. Every shareholder of Class B Common Stock is entitled to one (1) vote for each share held. In summary, there were a total of 45,535,193 eligible votes as of June 30, 1998.

-------------------------------------------------------------------------------

10. Q: WHAT IS A "QUORUM"?

    A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. A proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. An abstention has the same effect as a vote AGAINST a proposal. A WITHHELD vote will be counted for quorum purposes. However, a WITHHELD vote is not deemed present for purposes of determining whether shareholder approval has been obtained.

-------------------------------------------------------------------------------

11. Q: WHO CAN ATTEND THE ANNUAL MEETING AND HOW DO I GET A TICKET?

    A: All shareholders on September 8, 1998 can attend. An invitation and registration form is included in the mailing that includes this Notice of Annual Meeting and Proxy Statement and our Annual Report. You may also check the box on your proxy card or, if your shares are held through a broker and you'd like to attend, please write to Douglas W. Roberts, Secretary at Beringer Wine Estates Holdings, Inc., 1000 Pratt Avenue, St. Helena, CA 94574. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

-------------------------------------------------------------------------------

12. Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

    A: We do not know of any business to be considered at the 1998 Annual
       Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Peter F. Scott, our Chief Financial Officer, and Douglas W. Roberts, our Secretary, to vote on such matters at their discretion.

-------------------------------------------------------------------------------

13. Q: WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?

    A: As of June 30, 1998, Texas Pacific Group and its related entities owned
       1,259,902 shares of Class A Common Stock (55.3% of the voting shares) and 8,860,814 shares of Class B Common Stock (19.5% of the voting shares). These combine for a total of 74.8% of the voting shares.

-------------------------------------------------------------------------------

14. Q: WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING DUE?

    A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Douglas W. Roberts, Secretary, Beringer Wine Estates Holdings, Inc., 1000 Pratt Avenue, St. Helena, CA 94574 prior to May 28, 1999.

       Additionally, the proxy for next year's annual meeting will confer discretionary authority to vote on any shareholder proposal which we do not know about before August 16, 1999.

-------------------------------------------------------------------------------

15. Q: CAN A SHAREHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF THE COMPANY?

    A: As a shareholder, you may recommend any person as a nominee for director by writing to the Nominating Committee of the Board of Directors, c/o Beringer Wine Estates Holdings, Inc., 1000 Pratt Avenue, St. Helena, CA 94574. Recommendations must be received by May 28, 1999 for the 1999 Annual Meeting. They must be accompanied by the name, residence and business address of the nominating shareholder. They must include a representation that the shareholder is a record holder of the stock or holds the stock through a broker. They must state the number and class of shares held. The recommendations must include a representation that the shareholder intends to appear in person or by proxy at the meeting of the shareholders to nominate the individual(s) if the nominations are to be made at a shareholder meeting. They must include information regarding each nominee that would be required to be included in a proxy statement. They must also include a description of any arrangement or understanding between and among the shareholder and each and every nominee. Finally, the recommendations must include the written consent of each nominee to serve as a director, if elected.

                           PROPOSALS YOU MAY VOTE ON

1. ELECTION OF DIRECTORS

   There are 12 nominees for election this year. All directors are elected annually, and serve a one-year term until the next Annual Meeting. If any director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

   YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.

2. APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

   The Audit Committee has recommended, and the Board has approved, the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 1999 (July 1, 1998 until June 30, 1999) subject to your approval. PricewaterhouseCoopers LLP has served as our independent auditors since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

   Audit services provided by PricewaterhouseCoopers LLP during fiscal 1998 included an audit of our consolidated financial statements. They also included an audit of the financial statements of our employee benefit plan. They reviewed our Annual Report and certain other filings with the SEC and certain other governmental agencies. PricewaterhouseCoopers LLP also provided various non-audit services to us during fiscal 1998.

   A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting if he or she wishes. He or she will also respond to appropriate questions.

   YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR FISCAL 1999.

3. APPROVE THE PROPOSED BERINGER WINE ESTATES 1998 INCENTIVE STOCK PLAN; AND ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

   The Board of Directors approved the 1998 Plan in August 1998, subject to your approval. The full text of the Plan is attached to this Proxy Statement as Exhibit A.

   PURPOSE: The purpose of the Plan is to continue to increase employee stock ownership by providing employees the benefit of purchasing our Class B Common Stock at a discount from the market price.

   ELIGIBLE EMPLOYEES AND TAX TREATMENT: The Plan will be offered to all our regular, full-time employees who are employed on November 1, 1998. The Plan will also be offered to all regular, full-time employees employed after November 1, 1998, once they have been employed by us for six months or longer. The Plan is designed to qualify under Section 423 of the Internal Revenue Code. As a result, federal income taxes on the purchase discount and any appreciation of the stock are deferred until the employee sells the stock.

   MAXIMUM NUMBER OF SHARES: The maximum number of shares to be issued under the Plan is 300,000. This number is subject to adjustment for any changes affecting our capital structure.

   TERM: The Plan begins on November 1, 1998. The Board of Directors can terminate it at any time.

  PAYROLL DEDUCTION OR LUMP SUM: Employees may elect to purchase shares for between one and fifteen percent of their base pay for each three month purchase period (subject to a $25,000 annual limit). Our Plan provides for lump sum or payroll deductions.

  PURCHASE PERIODS: Shares will be purchased on the last business day of each three month purchase period, beginning January 29, 1999.

  PURCHASE PRICE: Employees may purchase shares at a price that is the lower of (1) 85% of the closing price on the first day of the first three month purchase period; or (2) 85% of the closing price on the last day of each three month purchase period.

  STOCK ISSUANCE AND SALE: Employees must pay for stock certificates if they desire them and the brokerage commissions when they sell the shares.

  AMENDMENTS: The Board may amend the Plan, except to the extent the tax-qualified status of the Plan would be jeopardized. Shareholder approval is required to change the eligibility requirements or increase the maximum number of shares that may be issued.

  YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1998 INCENTIVE STOCK PLAN.

                      NOMINEES FOR THE BOARD OF DIRECTORS

WALTER T. KLENZ                                     DIRECTOR SINCE JANUARY 1996
Age 53

Mr. Klenz has been a director since January 1996 and became Chairman of the Board in August 1997. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand, and has served as its President and Chief Executive Officer since 1990. From 1984 until 1990, he served as Senior Vice President, Finance/Operations. He currently also serves on the Boards of Directors of America West Holdings Corporation, and its subsidiaries, America West Airlines, Inc. and The Leisure Company.

RICHARD L. ADAMS                                    DIRECTOR SINCE JANUARY 1996
Age 47

Mr. Adams joined our Board of Directors in January 1996. Mr. Adams is managing partner of the law firm Worsham, Forsythe & Wooldridge, L.L.P. He has been employed by that firm since 1978 and has been managing partner since 1988.

DAVID BONDERMAN                                     DIRECTOR SINCE JANUARY 1996
Age 55

Mr. Bonderman joined our Board of Directors in January 1996. Mr. Bonderman is a principal of Texas Pacific Group, a partnership he co-founded in 1992. He currently serves on the Boards of Directors of Continental Airlines, Inc.; Realty Information Group; Denbury Resources, Inc.; Bell & Howell Company; Virgin Cinemas Limited; Washington Mutual, Inc.; Ducati Motorcycles, S.p.A.; Oxford Health Plan, Inc.; Ryanair, Ltd.; and Urogensys, Inc.

RANDY CHRISTOFFERSON                                DIRECTOR SINCE JANUARY 1996
Age 41

Mr. Christofferson joined our Board of Directors in January 1996. Since 1995 Mr. Christofferson has served as President of First USA Bank, and from 1990 to 1995 held various positions in the travel and related service business of American Express. He currently serves on the Board of Directors of First USA Bank and is chairman of the Board of USAVE.

JAMES G. COULTER                                    DIRECTOR SINCE JANUARY 1996
Age 38

Mr. Coulter joined our Board of Directors in January 1996 and served as Co-Chairman of the Board from January 1996 to August 1997. Mr. Coulter is a principal of Texas Pacific Group, a partnership he co-founded in 1992. Mr. Coulter currently serves on the Boards of Directors of several companies, including America West Airlines, Inc.; J. Crew Group, Inc.; Oxford Health Plans, Inc.; Paradyne Partners, L.P.; and Virgin Cinemas Limited.

TIMM F. CRULL                                       DIRECTOR SINCE JANUARY 1996
Age 67

Mr. Crull joined our Board of Directors in January 1996. Mr. Crull was Chairman of the Board of Nestle USA from 1991 to 1994, and is currently a member of the Boards of Directors of BankAmerica Corporation; Hallmark Cards; and Smart & Final Inc.

WILLIAM A. FRANKE                                   DIRECTOR SINCE JANUARY 1996
Age 61

Mr. Franke joined our Board of Directors in January 1996. Mr. Franke has been Chairman and Chief Executive Officer of America West Holdings Corporation since it was formed in February 1997. Mr. Franke has been Chairman of the Board of its principal subsidiary, America West Airlines, Inc. since 1992, as well as of The

Leisure Company, another subsidiary, since its formation in January 1998. He also served as Chief Executive Officer of America West Airlines, Inc. from 1994 to 1997. Since 1987, Mr. Franke also has been the owner and president of Franke & Company, Inc., a financial services company, and a managing partner of Newbridge Latin America, L.P., a private equity fund. He is also a director of Central Newspapers, Inc. and Phelps Dodge Corporation. He also serves as a Director and Chairman of the Board of Airplanes Limited and a controlling trustee and Chairman of Airplanes U.S. Trust, entities involved in aircraft financing and leasing.

E. MICHAEL MOONE                                    DIRECTOR SINCE JANUARY 1996
Age 58

Mr. Moone joined our Board of Directors in January 1996. Mr. Moone has been Chairman of Napa Valley Kitchens in St. Helena, California, Chairman of Luna Vineyards in Napa, California and Chairman and a managing partner of Silverado Equity Partners, L.P. ("Silverado Partners") since 1995. From 1990 to 1992, Mr. Moone served as President and Chief Executive Officer of Stouffer Foods Corporation, where he also served as President of Nestle Frozen Food Company. He is currently a member of the Board of Directors of Ruiz Mexican Foods, Inc.

WILLIAM S. PRICE III                                DIRECTOR SINCE JANUARY 1996
Age 42

Mr. Price joined our Board of Directors in January 1996 and served as Co-Chairman of the Board from January 1996 to August 1997. Mr. Price is a principal of Texas Pacific Group, a partnership he co-founded in 1992.
Mr. Price is currently Chairman of the Board of Favorite Brands International, Inc. and serves on the Boards of Directors of Continental Airlines, Inc.; Belden & Blake Corporation; Del Monte Holdings; Denbury Resources, Inc.; Zilog, Inc.; and Vivra Specialty Partners, Inc. Mr. Price is also an officer of the general partner of Newbridge Investment Partners.

JESSE ROGERS                                        DIRECTOR SINCE JANUARY 1996
Age 41

Mr. Rogers joined our Board of Directors in January 1996. Since 1989, Mr. Rogers has been an officer of Bain & Company, Inc., an international strategic consulting firm, where he currently serves as a director. He is currently a member of the Board of Directors of Ruiz Food Products, Inc. and the United Way of the Bay Area.

GEORGE A. VARE                                      DIRECTOR SINCE JANUARY 1996
Age 61

Mr. Vare joined our Board of Directors in January 1996. Since 1995, Mr. Vare has been President of Luna Vineyards and a managing partner of Silverado Partners. From 1991 to 1994, Mr. Vare was President and Chief Executive Officer of the Henry Wine Group, then the fourth largest California wine wholesaler.

EMILY WOODS                                         DIRECTOR SINCE JANUARY 1998
Age 37

Ms. Woods joined our Board of Directors in January 1998. Ms. Woods has been Chairman of J. Crew Group, Inc., a leading mail order and store retailer of men's and women's apparel, shoes and accessories, since 1997. Ms. Woods co-founded the J. Crew brand in 1983.

                       STATEMENT OF CORPORATE GOVERNANCE

  Beringer Wine Estates' business is managed under the direction of the Board of Directors. The Board delegates the conduct of business to Beringer Wine Estates' senior management team.

  Our Board usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held five meetings in fiscal 1998. The CEO in consultation with the Executive Committee usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The CEO, CFO and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board's discussion of these presentations. Significant matters that require Board approval are voted on at the meetings.

  Each year the independent, outside directors meet in executive session, where the CEO is not present, to review the evaluation and recommendations made by the Compensation Committee regarding the CEO. The Chairman of the Executive Committee chairs these executive sessions. Whenever the CEO is also the Chairman of the Board, the Chairman of the Executive Committee must be an independent, outside director.

  Board members have complete access to senior management. They may also seek independent, outside advice.

  COMMITTEE STRUCTURE. The Board considers all major decisions. The Board has established four standing committees so that certain areas can be addressed in more depth than may be possible at a full Board meeting. Each committee is chaired by an independent, outside director.

  EXECUTIVE COMMITTEE. This committee exercises the authority of the Board during intervals between Board meetings. This committee held two meetings in fiscal 1998.

  AUDIT COMMITTEE. This committee assures the credibility of our financial reporting by providing oversight of our financial reporting process and our internal controls. The Audit Committee reports on its activities to the Board. This committee held one meeting in fiscal 1998.

  COMPENSATION COMMITTEE. This committee reviews the compensation of the CEO and senior management, as well as our general employee compensation and benefits policies and practices. They approve the goals for our incentive plans and they monitor results against those goals. This committee held two meetings in fiscal 1998.

  NOMINATING COMMITTEE. This committee identifies individuals with the experience, judgment and skills to become Board members. It recommends to the Board and our shareholders the slate of directors for nomination and election each year. This committee was formed in August 1998.

                       BOARD COMMITTEE MEMBERSHIP ROSTER
                             (AS OF JUNE 30, 1998)

      NAME                           EXECUTIVE AUDIT COMPENSATION NOMINATING (1)
      ----                           --------- ----- ------------ --------------
      Richard L. Adams..............              X
      David Bonderman...............                                     X
      Randy Christofferson..........              X
      James G. Coulter..............      X*               X*            X*
      Timm F. Crull.................                       X
      William A. Franke.............                       X
      Walter T. Klenz...............      X
      E. Michael Moone..............      X                              X
      William S. Price III..........      X
      Jesse Rogers..................                       X
      George A. Vare................              X*
      Emily Woods...................

     --------
     * denotes Chairman of the committee.
     (1)The Nominating Committee was established on August 13, 1998.

                            DIRECTORS' COMPENSATION

  Each director (except Walter T. Klenz, who is an employee) receives $2,500 for each Board meeting attended. Directors may elect to receive this compensation in cash, in shares of our Class B Common Stock or 50% in cash and 50% in stock. All eligible directors currently elect to receive all the Board meeting compensation in stock. The stock is valued at its closing price on the day of the Board meeting. Board members are also paid $1,000 for each committee meeting they attend. Board members are reimbursed for travel expenses to the meetings. They also each receive ten cases of our wines each year. Employee directors are not eligible for any additional compensation for service on the Board or its committees.

                          STOCK OWNERSHIP GUIDELINES

  The Board has adopted stock ownership guidelines for directors. Directors are expected to have an ownership interest equal to at least five times their annual compensation for attendance at Board meetings in our stock within five years of joining the Board. This ownership interest may include stock held in family trusts and stock held by partnerships in which the director is a general partner.

      DIRECTORS' AND OFFICERS' OWNERSHIP OF BERINGER WINE ESTATES' STOCK

  The following table shows how much each of our directors and named executive officers owned as of June 30, 1998. This table includes both Class A and Class B Common Stock. The table also includes option shares that are exercisable within 60 days. Shares held in family trust or held in partnerships where the director or officer is a general partner or exercises voting control are included in the table.

                                                     SHARES OF       PERCENT OF
                                                    COMMON STOCK    COMMON STOCK
NAME                                             BENEFICIALLY OWNED    OWNED
----                                             ------------------ ------------
Walter T. Klenz................................         110,625          ***
Robert E. Steinhauer...........................          57,518          ***
Edward B. Sbragia..............................          56,556          ***
Peter F. Scott.................................          16,667          ***
Richard G. Carter..............................          47,314          ***
Richard L. Adams...............................           5,357          ***
David Bonderman................................     *10,120,716        52.13%
Randy Christofferson...........................           2,757          ***
James G. Coulter...............................     *10,120,716        52.13%
Timm F. Crull..................................         151,797          ***
William A. Franke..............................           2,702          ***
E. Michael Moone...............................       **628,189         3.24%
William S. Price III...........................     *10,120,716        52.13%
Jesse Rogers...................................          24,544          ***
George A. Vare.................................       **323,422         1.67%
Emily Woods....................................             121          ***
Texas Pacific Group and its related entities...      10,120,716        52.13%
All directors and executive officers as a group
 including those named above...................      11,529,125        59.38%

--------
* denotes stock owned by TPG Partners L.P. and four of its related limited partnerships ("TPG"). Mr. Bonderman, Mr. Coulter and Mr. Price are general partners of TPG Advisors, Inc., which has voting and investment power over shares owned by TPG. Each of them disclaims their beneficial ownership except to the extent of their respective proportionate interest in each entity. Texas Pacific Group maintains an office at 201 Main Street, Suite 2420, Fort Worth, Texas 76102.

** includes stock owned by Silverado Partners Advisors, Inc. Mr. Moone and Mr. Vare are directors of Silverado Partners Advisors, Inc. Each of them disclaims their beneficial ownership except to the extent of their respective proportionate interest in this entity.

*** owns less than 1%.

         EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE

  COMPENSATION PHILOSOPHY. The Compensation Committee of the Board of Directors has instituted a management compensation plan that:

  Provides a competitive level of total compensation in order to attract and retain the best managers;

  Links compensation to performance. Compensation is comprised of a balance of rewards for both short-term and long-term results;

  Encourages long-term commitment to Beringer Wine Estates;

  Encourages the strong financial and operational performance of Beringer Wine Estates; and

  Recognizes both individual and team performance.

  COMPENSATION METHODOLOGY. Each year the Compensation Committee reviews market data and assesses Beringer Wine Estates' competitive position in each component of executive compensation. These components are base salary, annual bonus and long-term incentive compensation. Executive compensation surveys compiled by independent consultants are purchased to assist in this benchmarking process. Similar survey results are also obtained through participation in selected surveys. This information is supplemented with general compensation information that is available from the business press. Decisions are also based on factors such as individual performance, the level of responsibility or the unique skills or experience of the executive.

  COMPONENTS OF COMPENSATION.

  .BASE SALARY. The annual base salary is designed to compensate executives for their sustained performance and level of responsibility. Base salary is based on individual performance and the executive's grade level. The Committee approves all salary increases for executive officers.

  .ANNUAL BONUS. The annual bonus is given in order to promote the achievement of Beringer Wine Estates' performance objectives. We set certain performance criteria that must be met before any payments are made. The system is to fix a percentage of base salary as the guideline annual incentive. These range from 30% to 50% of base salary. Payments may range from 0 to 150% of the guideline incentive, depending on the pre-tax operating income achievement.

  .LONG-TERM INCENTIVE COMPENSATION. The CEO recommends to the Committee the number of option shares, if any, to be granted to each executive. These recommendations are based on:

    The executive's ability to impact the financial and operational performance of Beringer Wine Estates;

    The executive's past performance; and

    The CEO's expectation of the executive's future performance and contributions.

  The CEO also recommends the vesting schedule and exercise price of the options. In fiscal 1998 one half of the options granted to each senior manager had an exercise price of the fair market value on the date of grant. These options vested in equal installments over four years. The other half had an exercise price of 150% of the fair market value on the date of grant. These options vest in the fifth year following the date they were granted. These rewards were directly tied to increasing shareholder value. The Committee approves all option grants for executive officers and the guidelines to be used for option grants for other senior management and employees. In fiscal 1998, options were granted to all full-time, regular employees of Beringer Wine Estates at the date the grants were made.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Committee meets annually to evaluate the performance of the CEO. Based on this evaluation, the Committee may recommend for approval a salary increase, annual bonus and long-term incentive awards, if any, at an executive session of the Board. Only independent, outside directors participate in these executive sessions. The CEO's compensation reflects a higher degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction of Beringer Wine Estates and its financial and operating results. It also reflects the CEO's long term commitment and contributions to the success of Beringer Wine Estates.

  In June 1997 the Board, in executive session, approved a 21.74% base salary increase for Mr. Klenz for fiscal 1998. Based on Beringer Wine Estates' financial performance in fiscal 1997, Mr. Klenz received an annual bonus of $97,500. Due to the change from calendar year to fiscal year ending June 30, Mr. Klenz bonus was earned for the six-month period of January 1, 1997 through June 30, 1997. The Board also approved an option grant of 34,000 shares of Class B Common Stock. These options were granted at the then fair market value of $22 per share. This option grant vests in equal amounts over four years. The Board also approved an option grant of 34,000 shares of Class B Common Stock at an exercise price of $33 per share that vests on September 15, 2002.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. William A. Franke, Chairman and CEO of America West Holdings Corporation, and Chairman of its subsidiaries America West Airlines, Inc. and The Leisure Company, is a member of the Compensation Committee. Walter T. Klenz, Chairman and CEO of Beringer Wine Estates Holdings, Inc. was elected to the Boards of Directors of America West Holdings Corporation, America West Airlines, Inc. and The Leisure Company in April 1998. Mr. Klenz currently serves as a member of the compensation committees of America West Holdings Corporation and America West Airlines, Inc. and also as the chairman of the compensation committee of The Leisure Company.

  We used approximately $38.7 million to retire the Series A Preferred Stock in connection with the IPO. Entities associated with Texas Pacific Group, an entity affiliated with Mr. Moone and Mr. Vare, Mr. Klenz, Mr. Sbragia, Mr. Steinhauer and Mr. Carter, were holders of Preferred Stock and received approximately $25.5 million in the aggregate as part of this redemption. They used part of the proceeds of the redemption to participate in the direct offering of 600,000 shares of Class B Common Stock. This stock was sold at the IPO price less the underwriting discount. This direct offering occurred in connection with the IPO.

  Rutherford Quarry Vineyard, which is owned by a family trust for which Timm Crull is a trustee, has a long-term crop share agreement with Beringer Wine Estates. During fiscal 1998 the trust was paid $5,706 under this agreement. We expect to pay the trust approximately $50,000 in fiscal 1999. The increase is the result of the maturation of the vineyard and the expected increased crop.

  William S. Price III controls Sand Hill L.L.C.-Durrell Vineyards. This company purchased Durrell Vineyards, a well-established and renowned vineyard in the Carneros and Sonoma Valley appellations of Sonoma County, California, in fiscal 1998. In fiscal 1998 Mr. Price's company entered into a multi-year agreement with Beringer Wine Estates to supply grapes from Durrell Vineyards. We expect to pay Mr. Price's company approximately $295,700 in fiscal 1999 for these grapes. Mr. Price did not own Durrell Vineyards at the time of the 1997 harvest so no payments for grapes were made to him or his company in fiscal 1998.

  We entered into a warehouse lease agreement in December 1990 with a partnership in which E. Michael Moone and Walter T. Klenz hold interests. We paid this partnership rent expense payments of $948,000 in fiscal 1998 and we expect to pay the same amount in fiscal 1999.

  We purchase certain gourmet food products for resale at our hospitality facilities from Napa Valley Kitchens. Mr. Moone is Chairman of the Board of Napa Valley Kitchens. In fiscal 1998 we purchased $67,924 worth of food products from Napa Valley Kitchens.

  SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

  James G. Coulter, Chairman
  Timm F. Crull
  William A. Franke
  E. Michael Moone
  Jesse Rogers

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM COMPENSATION
                                                       ------------------------------
                                ANNUAL COMPENSATION            AWARDS         PAYOUTS
                              ------------------------ ---------------------- -------
                                                       RESTRICTED SECURITIES   LTIP    ALL OTHER
NAME AND PRINCIPAL            BASE SALARY  BONUS         STOCK    UNDERLYING  PAYOUTS COMPENSATION
POSITION                 YEAR     ($)      ($)(3)  (4) AWARDS ($) OPTIONS ($)   ($)      ($)(2)
------------------       ---- ----------- -------- --- ---------- ----------- ------- ------------
Walter T. Klenz......... 1998  $350,000   $ 97,500          0        68,000       0     $ 26,113
 President, Chief        1997  $287,500   $255,000          0             0       0     $474,275
 Executive Officer and   1996  $250,508   $116,057          0       123,268       0     $  9,588
 Chairman of the Board
 of Directors
Robert E. Steinhauer.... 1998  $200,000   $ 31,500          0        24,000       0     $ 14,195
 Senior Vice-President-- 1997  $147,000   $ 92,576          0             0       0     $281,187
 Vineyard Operations     1996  $144,508   $ 70,391          0        65,374       0     $  8,544
Edward B. Sbragia....... 1998  $225,000   $ 34,650          0        24,000       0     $ 15,946
 Senior Vice-President   1997  $156,666   $103,210          0             0       0     $258,181
 and Winemaster          1996  $135,508   $ 63,766          0        65,374       0     $  7,876
Richard G. Carter....... 1998  $165,500   $ 65,511          0        16,000       0     $ 12,919
 Vice-President--Sales   1997  $160,000   $ 73,319          0             0       0     $155,999
                         1996  $157,508   $ 67,050          0        44,392       0     $  6,945
Peter F. Scott.......... 1998  $225,000   $ 20,000          0        24,000       0     $ 10,782
 Senior Vice-President-- 1997  $ 68,750          0          0        90,000       0     $    458
 Finance & Operations,   1996         0          0          0             0       0            0
 Chief Financial Officer
 (5)

--------
(2) These amounts represent matching contributions made by Beringer Wine Estates under its 401-K and Executive Deferred Compensation Plans. In fiscal 1997 the former owner of Beringer Wine Estates paid to Mr. Klenz, Mr. Steinhauer, Mr. Sbragia and Mr. Carter a stay bonus of $458,000, $274,000, $250,000 and $149,000, respectively. The stay bonus was paid pursuant to agreements that required the individuals to continue their employment with Beringer Wine Estates until September 1996.
(3) The bonus paid in fiscal 1998 was for the six month period beginning January 1, 1997 and ending June 30, 1997. The period was changed in connection with the change from a calendar year to a fiscal year ending June 30. This does not include Mr. Carter's bonus, which is paid twice a year based on sales results.
(4) The "Other Annual Compensation" column was omitted since this compensation did not exceed the lesser of $50,000 or 10% of the total of any named executive officer's salary and bonus.
(5) Mr. Scott joined Beringer Wine Estates in June 1997.

  The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 1998. These options to purchase Class B Common Stock were granted to the Named Executive Officers under the 1996 Stock Option Plan.

                         OPTION GRANTS IN FISCAL 1998



                                       INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE VALUE
                         ----------------------------------------------   AT ASSUMED ANNUAL RATES OF
                                        PERCENT OF                         STOCK PRICE APPRECIATION
                           SECURITIES     TOTAL                               FOR OPTION TERMS(6)
                           UNDERLYING    OPTIONS                        -------------------------------
                            OPTIONS     GRANTED TO EXERCISE              0%       5%           10%
                           GRANTED(7)   EMPLOYEES   OR BASE             STOCK    STOCK        STOCK
                         -------------- IN FISCAL    PRICE   EXPIRATION PRICE    PRICE        PRICE
NAME                      DATE   NUMBER    YEAR    ($/SHARE)    DATE     $22    $35.84       $57.06
----                     ------- ------ ---------- --------- ---------- ----- ----------- -------------
Walter T. Klenz......... 9/15/97 34,000   5.0595    $22.00    9/15/07   $0.00 $470,413.18 $1,192,119.36
 President, Chief        9/15/97 34,000   5.0595    $33.00    9/15/07   $0.00 $ 96,413.19 $  818,119.36
                                 ------   ------                              ----------- -------------
 Executive Officer and           68,000  10.1190                              $566,826.37 $2,010,238.72
 Chairman of the Board
 of Directors
Robert E. Steinhauer.... 9/15/97 12,000   1.7857    $22.00    9/15/07   $0.00 $166,028.19 $  420,748.01
 Senior Vice-President-- 9/15/97 12,000   1.7857    $33.00    9/15/07   $0.00 $ 34,028.19 $  288,748.01
                                 ------   ------                              ----------- -------------
 Vineyard Operations             24,000   3.5714                              $200,056.38 $  709,496.02
Edward B. Sbragia....... 9/15/97 12,000   1.7857    $22.00    9/15/07   $0.00 $166,028.19 $  420,748.01
 Senior Vice-President   9/15/97 12,000   1.7857    $33.00    9/15/07   $0.00 $ 34,028.19 $  288,748.01
                                 ------   ------                              ----------- -------------
 and Winemaster                  24,000   3.5714                              $200,056.38 $  709,496.02
Richard G. Carter....... 9/15/97  8,000   1.1905    $22.00    9/15/07   $0.00 $110,685.45 $  280,498.67
 Vice-President--Sales   9/15/97  8,000   1.1905    $33.00    9/15/07   $0.00 $ 22,685.46 $  192,498.67
                                 ------   ------                              ----------- -------------
                                 16,000   2.3810                              $133,370.91 $  472,997.34
Peter F. Scott.......... 9/15/97 12,000   1.7857    $22.00    9/15/07   $0.00 $166,028.18 $  420,748.01
 Senior Vice-President-- 9/15/97 12,000   1.7857    $33.00    9/15/07   $0.00 $ 34,028.19 $  288,748.01
                                 ------   ------                              ----------- -------------
 Finance & Operations,           24,000   3.5714                              $200,056.37 $  709,496.02
 Chief Financial Officer

--------
(6) These dollar amounts are not intended to forecast future appreciation of the common stock price. Executives will not benefit unless the common stock price increases above the stock options exercise price. Any gain to the executives resulting from common stock appreciation would benefit all shareholders of the common stock. The additional value realized by all shareholders of Beringer Wine Estates common stock as a group, based on these assumed appreciation levels is as follows:

                 APPRECIATION
                    LEVEL                                     ADDITIONAL VALUE
                 ------------                                 ----------------
                    0%...........                                    0
                    5%...........                               $268,615,293
                   10%...........                               $680,723,892

(7) The option grants to the Named Executive Officers were made one half at the fair market value; and one half at the fair market value plus 50%. The options granted at fair market value are exercisable in four equal installments at each of the next four annual anniversaries of the date of grant. The options granted at the fair market value plus 50% are exercisable on the fifth anniversary of the grant.

                AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

  The following table shows information for the Named Executive Officers, concerning:

  (i)  exercises of stock options during 1998; and

  (ii) the amount and values of unexercised stock options as of June 30, 1998.

         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

                           NUMBER OF                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                          SECURITIES                  UNDERLYING OPTIONS         IN-THE-MONEY
                          UNDERLYING                      GRANTED (#)       OPTIONS AT YEAR-END ($)
                            OPTIONS       VALUE     ----------------------- -----------------------
NAME                     EXERCISED (#) REALIZED ($) EXERCISABLE UNEXERCISED EXERCISABLE UNEXERCISED
----                     ------------- ------------ ----------- ----------- ----------- -----------
Walter T. Klenz.........        0         $0.00       49,306      141,962   $1,926,040  $4,015,462
 President, Chief
 Executive Officer and
 Chairman of the Board
 of Directors
Robert E. Steinhauer....        0         $0.00       24,668       64,706     $963,606  $1,987,610
 Senior Vice-President--
 Vineyard Operations
Edward B. Sbragia.......        0         $0.00       24,668       64,706     $963,606  $1,987,610
 Senior Vice-President
 and Winemaster
Richard G. Carter.......        0         $0.00       18,908       41,484     $738,603  $1,260,489
 Vice-President--Sales
Peter F. Scott..........        0         $0.00       16,666       97,334     $634,358  $2,228,824
 Senior Vice-President--
 Finance & Operations,
 Chief Financial Officer

                            STOCK PERFORMANCE GRAPH

  The following graph was prepared by Standard & Poor's Compustat Group. It shows how an initial investment of $100 in Beringer Wine Estates' stock would have compared to an equal investment in the S&P 500 Index or in an index of peer group companies. We selected Brown Forman Corporation, Canandaigua Brands, Chalone Wine Group LTD, R.H. Phillips Inc. and Robert Mondavi Corporation as our peer group. The graph compares the total cumulative return and assumes all dividends, if any, were reinvested.

                      [PERFORMANCE GRAPH INDEXED RETURNS]

                                                  QUARTER ENDING
                                 -----------------------------------------
COMPANY/INDEX                    29 OCT 97    DEC 97     MAR 98     JUN 98
--------------------------------------------------------------------------
BERINGER WINE EST HLD -CL B        100        146.15     198.56     169.47
S&P 500 INDEX                      100        105.90     120.67     124.66
PEER GROUP                         100        112.53     110.93     117.02



                    DIRECTORS' AND OFFICERS' INDEMNIFICATION

  Our bylaws require that we indemnify our directors and officers, to the extent permitted under Delaware law. They are indemnified against any costs, expenses (including legal fees) and other liabilities in connection with their service to Beringer Wine Estates. We have purchased liability insurance to insure against these liabilities. We have also entered into indemnification agreements with each of our directors and executive officers. The insurance and indemnification agreements supplement the provisions of our Certificate of Incorporation that eliminate the potential liability of directors and officers to Beringer Wine Estates or its shareholders in certain situations, as permitted by law.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  We believe that during fiscal 1998, all SEC filings of directors, officers and ten percent shareholders complied with the requirements of Section 16 of the Securities Exchange Act. This belief is based on our review of forms filed, or written notice that no forms were required.

                                          By Order of the Board of Directors,

                                          /s/ DOUGLAS W. ROBERTS
                                          -----------------------------------
                                          Douglas W. Roberts
                                          Vice President, General Counsel and
                                          Secretary
St. Helena, California
September 25, 1998

                                   EXHIBIT A

                             BERINGER WINE ESTATES
                           1998 INCENTIVE STOCK PLAN

  1. Purpose

  The purpose of the Beringer Wine Estates 1998 Incentive Stock Plan is to motivate employees of Beringer Wine Estates Holdings, Inc. and its Participating Subsidiaries through added incentives to make a maximum contribution to Company objectives.

  2. Definitions

  As used in this Plan, the following words shall have the following meanings:

  (a) "Benefits" means the benefits awarded to participants as described in Sections 5 through 9 of the Plan. Benefits may be awarded individually or in any combination

  (b) "Board of Directors" means the Board of Directors of the Company.

  (c) "Code" means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

  (d) "Committee" means a committee appointed by the Board of Directors to administer this Plan, which committee is composed solely of two or more Non-Employee Directors.

  (e) "Common Stock" means the Class B Common Stock of the Company.

  (f) "Company" means Beringer Wine Estates Holdings, Inc.

  (g) "Date of Grant" has the meaning set forth in Section 8(b) of this Plan.

  (h) "Effective Date" means November 1, 1998.

  (i) "Eligible Employee" has the meaning set forth in Section 4(a) of this Plan.

  (j) "Employee" means any common-law employee of the Company or a Participating Subsidiary who (i) is classified as a regular employee, (ii) is customarily employed for more than twenty (20) hours per week and more than
(5) five months in a calendar year and (iii) has completed at least six (6) months of Service; provided, however, that an Employee on November 1, 1998 who has met the requirement of paragraphs (i) and (ii) of this Section 2(j) but who has not met the requirements of paragraph (iii) of this Section 2(j) on November 1, 1998 shall be eligible to enroll in the Plan on such date or any subsequent enrollment date.

  (k) "Employee Stock Purchase Plan" has the meaning set forth in Section 8(a) of this Plan.

  (l) "Incentive Stock Option" has the meaning set forth in Section 5 of this Plan.

  (m) "Fair Market Value" means the fair market value of one share of Common Stock as of a particular day, which shall generally be the last transaction price of Common Stock as reported on the Nasdaq National Market.

  (n) "Non-Employee Directors" means any director of the Company who meets the definition of that term as set forth in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act

  (o) "Nonqualified Stock Option" has the meaning set forth in Section 5 of this Plan.

  (p) "Offering" has the meaning set forth in Section 8 of this Plan.

  (q) "Options" means Incentive Stock Options and Nonqualified Stock Options.

  (r) "Participant" means each eligible Employee who receives an amount of Benefit under the Plan.

  (s) "Participating Subsidiary" means a Subsidiary that is participating in the Plan. A Subsidiary of the Company as of the Effective Date will be deemed to have adopted the Plan for its eligible Employees as of the Effective Date and any corporation that becomes a Subsidiary after the Effective Date will be deemed to have adopted the Plan for its eligible Employees immediately upon becoming a Subsidiary, unless the Company acts to exclude the Subsidiary and its eligible Employees from participation in the Plan.

  (t) "Plan" means the Beringer Wine Estates 1998 Incentive Stock Plan, as amended from time to time.

  (u) "Reporting Person" means any person who is a director or officer (as defined in Rule 16a-l(f) promulgated under the Securities Exchange Act), of the Company or any Participant who is the beneficial owner, directly or indirectly of more than ten percent of the Common Stock of the Company.

  (v) "Section 423 Options" has the meaning set forth in Section 8 of this Plan.

  (w) "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (x) "Service" means the period of time that has elapsed from the date an Employee first performs duties for the Company or a Subsidiary for which such Employee is paid or entitled to payment by the Company or a Subsidiary and ending on the date such Employee terminates employment, is discharged, retires or dies; provided, however, that only the period of time during which an Employee meets the requirements of paragraphs (i) and (ii) of Section 2(j) shall be counted in determining such Employee's Service. The Service of an Employee who terminates employment, is discharged or retires and is re-employed by the Company or Subsidiary within twelve (12) consecutive months after such termination, discharge or retirement shall include the time which elapsed between the date of such a termination, discharge or retirement and the date of re-employment. Service with a predecessor employer may be included in an Employee's Service at the discretion of the Committee.

  (y) "Subsidiary" means any corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with the Company; and any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company under section 414(o) of the Code. Anything contained herein to the contrary notwithstanding, for the purpose of Incentive Stock Options and options granted pursuant to the Employee Stock Purchase Plan, "Subsidiary" shall have the same meaning as the term "subsidiary corporation" as defined in Section 425 of the Code.

  3. Administration

  (a) General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to select the Participants under the Plan, to make awards of the Benefits provided by the Plan, to determine the terms and conditions to which such awards are subject, to delegate its authority and duties under the Plan, and to take such steps and make all such determinations in connection with the Plan and any of the Benefits provided by the Plan as it may deem necessary or advisable.

  The Committee may from time to time award any of the Benefits described in the Plan either individually, or in any combination, to Eligible Employees. Each Participant shall enter into an agreement with the Company in the form specified by the Committee agreeing to the terms and conditions of the award and such other matters consistent with the Plan as the Committee in its sole discretion shall determine.

  (b) Committee's Discretion. The award of any Benefit under the Plan may be subject to any provision (whether or not applicable to a Benefit awarded any other similarly situated Participant) that the Committee determines appropriate which is consistent with the terms and conditions specifically provided for in the Plan, including, without limitation, (i) provisions for the purchase of shares of Common Stock under Options in installments, (ii) provisions for the payment of the purchase of price of shares under Options by delivery of Common Stock, (iii) restrictions on resale or other disposition,
(iv) provisions as may be appropriate to comply with federal or state securities laws and stock exchange requirements, (v) provisions regarding understandings or conditions with respect to the Participant's employment,
(vi) provisions for making the grant of Benefits conditional upon election by a Participant to defer payment of a portion of his salary, (vii) provisions for giving a Participant a choice between two Benefits or combinations of Benefits, (viii) provisions regarding the award of Benefits in the alternative so that the acceptance or exercise of one Benefit cancels the right of a Participant to another; and (ix) provisions regarding the award of Benefits in any combination or combinations. Any election by a Reporting Person to receive compensation in the form of Common Stock or credits therefor shall be made prior to the time the Benefit is awarded or at such other time or times so as to comply with Rule 16b-3(f) promulgated under the Securities Exchange Act.

  4. Eligibility

  (a) General. Any individual who is an Employee of the Company or a Participating Subsidiary, at the time the Benefits under the Plan are awarded shall be eligible to receive an award of Benefits in accordance with the terms of the Plan ("Eligible Employee").

  (b) Benefits Awarded in Accordance Under Sections 5, 6, 7 and 9. In making any award of Benefits under Sections 5, 6, 7 or 9 of the Plan (or any combination of such Sections), the Committee may take into account the nature of services rendered by an Eligible Employee, the capacity of the Eligible Employee to contribute to the success of the Company, and other factors that the Committee may consider relevant.

  5. Stock Options

  The Committee from time to time may grant Options to Eligible Employees to purchase shares of Common Stock from the Company. Options may be granted in the form of an "Incentive Stock Option", which are intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, or in the form of a "Nonqualified Stock Option," which are not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Each Option agreement between the Company and a Eligible Employee shall be in such form and shall contain such provisions as the Committee from time to time shall deem appropriate. Option agreements need not be identical, but each Option agreement by appropriate language shall include the substance of all of the provisions set forth in subsections (a) through (e) below:

  (a) The purchase price shall be payable in full in cash upon exercise of the Option. In lieu of cash Participant may, to the extent permitted by and subject to the conditions contained in the terms of his Option agreement, make payment in whole or in part by tendering shares of Common Stock valued at Fair Market Value on the date of exercise.

  (b) An Option shall not be transferable by the Participant to whom granted except by will or by the laws of descent and distribution and only such Participant may exercise such an Option during the lifetime of such Participant.

  (c) The Committee in its discretion may provide in any Option agreement that the Option shall be exercisable in full at any time or from time to time during the term of the Option, or may provide for the exercise of the Option in such installments and at such times during the term of the Option as the Committee may determine.

  (d) The maximum term of an Option shall be ten years from the date it was granted.

  (e) The purchase price of the shares covered by each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option at the time the Option is granted; and the purchase price of any other Option shall not be less than 85% of the Fair Market Value of the Common Stock subject to the Option at the time such Option is granted.

  The aggregate Fair Market Value (as determined by the Committee as of the time an Incentive Stock Option is granted) of the Common Stock covered by any Incentive Stock Option or Incentive Stock Option awarded a Participant under the Plan or any plan of a parent corporation or Subsidiary which become exercisable for the first time during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000.00) or such other maximum applicable to Incentive Stock Options as may be in effect from time to time under the Code.

  No Incentive Stock Option shall be awarded after the day preceding the tenth anniversary of the effective date of the Plan.

  No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to shares issuable upon exercise of such Option until certificates representing such shares shall have been issued and delivered to such person.

  6. Stock Appreciation Rights

  A Stock Appreciation Right entitles the holder to receive upon surrender of such right an amount in cash or Common Stock, measured in whole or in part by the Common Stock's appreciation in value during a specified period as determined by the Committee.

  A Stock Appreciation Right may be satisfied in cash or in shares of Common Stock of the Company, as determined by the Committee. Each Participant who is awarded Stock Appreciation Rights shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the award and such other matters consistent with the Plan as the Committee in its sole discretion shall determine.

  7. Restricted Shares

  A Restricted Share consists of Common Stock that is subject to certain restrictions on the disposition of such share and rights of the Company to reacquire the share upon specified terms upon the occurrence of certain events during a specified period, as determined by the Committee. Each Participant who is awarded Restricted Shares shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the award and such other matters consistent with the Plan as the Committee in its sole discretion shall determine.

  Restricted Shares may not be sold, transferred, pledged or otherwise encumbered during a Restricted Period. A Restricted Period shall commence on the date of the award and end at such later date as the Committee may designate at the time of the award. During such Restricted Period, a Participant shall have the entire beneficial ownership and most of the rights and privileges of a shareholder with respect to Restricted Shares awarded to him, including the right to receive dividends and the right to vote such Restricted Shares.

  The Committee in its sole discretion from time to time may establish the terms and conditions under which Restricted Stock shall be forfeited by the Participant during the Restricted Period.

  Notwithstanding anything in this Section to the contrary, the Company may make an award of "phantom stock credits" to any Participant which shall serve as a basis for an award of shares of Restricted Stock at a later point in time.

  The Participant shall not be entitled to delivery of the certificate representing shares of Common Stock until the expiration of the Restricted Period applicable to such Restricted Shares.

  8. Employee Stock Purchase Plan

  Solely for purposes of the Code, this Section 8 shall be treated as a separate plan and referred to as the Beringer Wine Estates Employee Stock Purchase Plan ("Employee Stock Purchase Plan"). Notwithstanding anything to the contrary in the Plan, the following provisions shall apply to any options awarded Participants ("Offering") in accordance with this Section 8 ("Section 423 Options"):

  (a) Section 423 Options awarded in accordance with the Employee Stock Purchase Plan shall be granted only to Employees.

  (b) Section 423 Options granted pursuant to an Offering made under the Employee Stock Purchase Plan shall be granted to each individual who is an Employee on the Date of Grant of the Offering. For purposes of this Section 8 "Date of Grant" shall have the same meaning as set forth in Treasury Regulation 1.421-7(c). However, one or more of the following categories of Employees may be excluded from the grant of a Section 423 Option under the Employee Stock Purchase Plan: (1) Employees who have been employed by the Company or Subsidiary for less than two (2) years; (2) Employees whose customary employment is for not more than five (5) months in any calendar year; (3) Employees whose customary employment is twenty (20) hours or less per week; and (4) officers or persons whose principal duties consist of supervising the work of other Employees, or highly compensated Employees.

  Irrespective of any other provision of the Plan or the Employee Stock Purchase Plan, no Section 423 Option may be granted to an Employee who owns stock possessing 5% or more of the total combined voting power or value of all classes of the Company or a Subsidiary as determined in accordance with
Section 423(b)(3) of the Code; and no Section 423 Option may be granted to any Employee if such option permits the Employee's rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Subsidiary to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000.00) of the Fair Market Value of such stock (determined at the time the Section 423 Option is granted) for each calendar year in which such option is outstanding at any time.

  (c) All Employees granted Section 423 Options under the Employee Stock Purchase Plan shall have the same rights and privileges, as required by
Section 423(b)(5) of the Code.

  (d) No Section 423 Option awarded in accordance with the provisions of the Employee Stock Purchase Plan shall be exercisable after the expiration of the five (5) year period beginning on the Date of Grant of such option.

  (e) The price per share at which the Common Stock subject to a Section 423 Option awarded under the Employee Stock Purchase Plan may be purchased ("Purchase Price") shall not be less than the lesser of (1) 85% of the fair market value of a share of Common Stock on the Date of Grant and (2) 85% of the fair market value of a share of Common Stock on the date the Section 423 Option is exercised.

  (f) No Section 423 Option awarded in accordance with the terms of the Employee Stock Purchase Plan shall be transferable otherwise than by will or by the laws of descent and distribution and shall be exercisable only by the Participant to whom it is granted during the lifetime of the Participant.

  9. Other Benefits

  The Committee may award Common Stock or the right to acquire Common Stock to any Eligible Employee upon such terms and conditions as the Committee in its discretion shall determine. Such awards may consist of a combination of the Benefits described in the preceding sections, or any other right to acquire Common Stock subject to any conditions the Committee may prescribe, such as a right of first refusal by the Company to repurchase the shares; provided, however, that any Benefit awarded in accordance with the provisions of this

Plan which grants the right to purchase shares of Common Stock, except any Benefit which is subject to restrictions that in the aggregate would amount to a substantial risk of forfeiture for purposes of Section 83 of the Code, shall require that the price at which the Participant may purchase such shares shall be at least 85% of the Fair Market Value of such shares as determined by the Committee at the time such benefit is awarded.

  10. Shares Subject to Plan

  Subject to the provisions of Section 11 (relating to adjustment for changes in capital stock), the maximum number of shares that may be issued under the Plan (including shares to be issued under the Employee Stock Purchase Plan) shall not exceed in the aggregate 300,000 shares of Common Stock. Such shares may be unissued shares or treasury shares.

  If there is a lapse, expiration, termination or cancellation of any Benefit without the issuance of shares, or if shares are issued in connection with any Benefit and later are reacquired by the Company pursuant to rights reserved on issuance, the shares subject to or reserved for such Benefit may again be used in connection with the grant of any of the Benefits described in this Plan; provided that in no event may the number of shares of Common Stock issued under this Plan exceed 300,000, subject to adjustment as described in Section 11.

  11. Adjustment Upon Changes in Stock

  If any change is made in the shares of Common Stock by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure, or otherwise, appropriate adjustments shall be made by the Committee to the kind and maximum number of shares subject to the Plan and the kind and number of shares and price per share of stock to each outstanding Benefit. Any increase in the shares, or the right to acquire shares, as the result of such an adjustment shall be subject to the same terms and conditions that apply to the Benefit for which such increase was received. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment, and rights to shares always shall be limited after such an adjustment to the lower full share.

  12. Amendment of the Plan

  The Board of Directors may at any time amend the Plan (including the provisions of the Employee Stock Purchase Plan), provided that the Board of Directors may not, without approval (within twelve months before or after the date of such change) of such number of the stockholders as may be required by either federal income tax or securities law for any particular amendment: (a) increase the maximum number of shares of Common Stock in the aggregate which may be issued under the Plan, except as may be permitted under the adjustment provisions of Section 11, or (b) adopt any other amendment for which shareholder approval is required by federal income tax or securities laws and regulations, including the regulations of the stock exchange or other market upon which the Common Stock may be listed at the time of the amendment. The Board of Directors may not alter or impair any Benefit previously granted under the Plan without the consent of the person to whom the Benefit was granted.

  13. Termination of the Plan

  The Board of Directors may terminate or suspend the Plan (including the Employee Stock Purchase Plan) at any time. No Benefit shall be awarded after termination of the Plan.

  Rights and obligations under a Benefit awarded while the Plan is in effect shall not be altered or impaired by termination or suspension of the Plan except by consent of the person to whom the Benefit was awarded.

  14. Withholding Tax

  The Company shall have the right to withhold with respect to any payments made to Participants under the Plan any taxes required by law to be withheld because of such payments.

  15. Rules of Construction

  The terms of the Plan shall be construed in accordance with the laws of the State of California, provided that the terms of the Plan as they relate to Incentive Stock Options shall be construed first in accordance with the meaning under and in a manner that will result in the Plan satisfying the requirements of the provisions of the Code governing incentive stock options; and provided further that the terms of Section 8 of the Plan shall be construed first in accordance with the meaning under and in a manner that will result in the Employee Stock Purchase Plan satisfying the requirements of the Code governing such plans.

  16. Nontransferability

  Each Option or similar right (including a Stock Appreciation Right) granted under this Plan shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

  17. Effective Date

  The Plan shall become effective as of November 1, 1998.

                                     PROXY

                     BERINGER WINE ESTATES HOLDINGS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 5, 1998


The undersigned shareholder of Beringer Wine Estates Holdings, Inc. hereby appoints Peter F. Scott and Douglas W. Roberts or each of them attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Beringer Wine Estates Holdings, Inc.'s Common Stock, of which the undersigned is entitled to vote at the Annual Meeting of Shareholders, on November 5, 1998, at 10:30 A.M. (local time) or any adjournment(s) thereof.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE


*************                                                      *************
*SEE REVERSE*     CONTINUED AND TO BE SIGNED ON REVERSE SIDE       *SEE REVERSE*
*   SIDE    *                                                      *   SIDE    *
*************                                                      *************


--------------------------------------------------------------------------------
                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR ALL" NOMINEES IN ITEM 1, "FOR" Item 2 and "FOR"
Item 3.

1.  Election of the following nominees as Directors:
    NOMINEES: Richard L. Adams, David Bonderman, Randy Christofferson, James G. Coulter, Timm F. Crull, William A. Franke, Walter T. Klenz (Chairman),
    E. Michael Moone, William S. Price III, Jesse Rogers, George A. Vare and Emily Woods.

                        FOR                      WITHHELD
                        ALL                      FROM ALL
                     NOMINEES [ ]            [ ] NOMINEES

[ ]
    ---------------------------------------------------------------------------
    To withhold authority to vote for any individual nominee, write that nominee's name on the line provided above.

2.  Ratification of Independent Public Accountants.

                FOR             AGAINST         ABSTAIN
                [ ]               [ ]             [ ]

3.  Approval of Employee Stock Purchase Plan.

                FOR             AGAINST         ABSTAIN
                [ ]               [ ]             [ ]

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business as may properly be brought before the meeting or any adjournment thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.


Signature:                                      Date:
           ---------------------------------          -------------------------

Signature:                                      Date:
           ---------------------------------          -------------------------